Exhibit 99.1

IGATE Announces New Relationship with CNA

to Manage Administration of Long Term Care Business

IGATE, in partnership with CNA, will design and implement the future state LTC business operations

Bridgewater, NJ: 11th June, 2014 – IGATE Corporation (NASDAQ: IGTE), the New Jersey-based integrated technology and operations solutions provider, today announced that it has formed a relationship with CNA, one of the leading commercial insurance companies in the U.S.

As part of the multi-year relationship, IGATE will implement transformational technology and best practice processes to advance the evolution of CNA’s current operations in the Long Term Care (LTC) business. Through a collaborative process, CNA will design and implement a new operating model for claim and policyholder administrative services. The Company will administer CNA’s LTC business through its proprietary and differentiated IGATE Business Administrative Solution (IBAS).

Sanjay Tugnait, Executive Vice President and Head of Americas, IGATE, said, “This is indeed a transformational engagement and a significant milestone for both organizations. The IBAS solution integrates technology, analytics and our experience in the LTC processes, delivering a transformational operating model to CNA, with enhanced operational efficacy and within a fully customer-centric environment.”

Commenting on IGATE’s IBAS solution, Sanjay added, “Over the last few months, we have been investing in our Third Party Administration business to build an innovative platform to manage LTC business. We are seeing a strong validation of our IBAS solution among other carriers as we continue to positively impact their business imperatives. IGATE secured the multi-year deal, the largest transaction in the company’s history, through a competitive process involving several leading industry players. The solution, currently being offered to the U.S. and Canadian clients as an industry solution, is eventually intended to service global carriers as well.”

As part of the relationship, IGATE will provide key claim support, policyholder services, and customer service, while CNA will be responsible for claim eligibility and decision-making.

“The success of our Long Term Care is a top priority, and we are focused on the strategic and operational management of the business,” said Al Miralles, President of CNA Long Term Care. “To that end, I believe IGATE’s technology, experience and scale will enable us to optimize processes and better serve our policyholders.”

Partha Deka, Vice President, IBAS Solution added, “We are pleased to engage with CNA on our differentiated IBAS platform. This is a significant step in our endeavor to move the industry mindset from the traditional block ‘administration’ model to a model where an administrator ‘actively manages’ the carriers’ block.”

About CNA

CNA is the 8th largest U.S. commercial insurer and the 13th largest U.S. property and casualty insurer and provide insurance protection to more than one million businesses and professionals in the U.S. and internationally. Headquartered in Chicago, CNA operates out of multiple locations throughout the U.S., Canada and Europe.

About IGATE

IGATE is a global leader in providing integrated technology and operations-based solutions, headquartered in Bridgewater, New Jersey. As a trusted partner to corporations in North America, Europe and Asia Pacific, IGATE provides solutions to clients’ business challenges by leveraging its technology and process capabilities, underwritten by an understanding of domain and industry imperatives. With revenues over US$ 1.1 billion, and a global employee talent capital of over 31,000, IGATE offers productized applications and platforms that provide the necessary competitive and innovation edge to clients across industries, through a combination of speed, agility and imagination. IGATE is listed on NASDAQ under the symbol IGTE.

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PD@IGATE.com

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